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                     November 29, 2022

       Terry Kohler
       Chief Financial Officer
       Verrica Pharmaceuticals Inc.
       44 West Gay Street, Suite 400
       West Chester, PA 19380

                                                        Re: Verrica
Pharmaceuticals Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 2, 2022
                                                            File No. 001-38529

       Dear Terry Kohler:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences